Exhibit 8.2

September 27, 2023

Denbury Inc.

5851 Legacy Circle

Plano, Texas 75024

Re:    Denbury Inc. Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for Denbury Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of July 13, 2023 (the “Merger Agreement”),1 by and among the Company, Exxon Mobil Corporation, a New Jersey corporation (“Parent”), and EMPF Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing its existence as the surviving corporation following the Merger as a direct, wholly owned subsidiary of Parent. In connection with the registration statement on Form S-4 (File No. 333-274252) initially filed by Parent on August 29, 2023, including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Merger Agreement (as amended through the date hereof, the “Registration Statement”), you have requested our opinion as to certain U.S. federal income tax matters relating to the transactions contemplated by the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, the officer certificates provided to us for purposes of this opinion by representatives of Parent and the Company (the “Officer Certificates”), and such other documents, records, and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. Further, in providing our opinion, we have made certain reasonable assumptions, including that (i) the Merger and the related transactions will be consummated in accordance with the provisions of the Merger Agreement and the other agreements referred to therein (the “Transaction Documents”) and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) all of the information, facts, statements, representations, covenants, and undertakings set forth in the Transaction Documents, the Officer Certificates, and the Registration Statement are or will be true, complete, and correct in all respects and will remain true, complete, and correct in all respects at all times up to and including the effective time of the Merger, and no actions have been taken or will be taken that are inconsistent with such information, facts, statements, representations, covenants, or undertakings or that will make any such information, facts, statements, representations, covenants, or undertakings untrue, incomplete, or incorrect at the effective time of the Merger, (iii) any representations and statements made in any of the documents referred to herein qualified by knowledge, belief, expectation, intent, or materiality or comparable qualification are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the effective time of the Merger, in each case without such qualification, (iv) the Transaction Documents represent the entire understanding of the parties with respect to the Merger, there are no other written or oral agreements regarding the Merger other than the Transaction Documents; (v) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us, and all natural persons who have executed such documents are of legal capacity, (vi) the Officer Certificates have been executed by appropriate and authorized officers of Parent or the Company (as applicable), and (vii) all applicable reporting requirements with respect to the Merger have been or will be satisfied. If any of the assumptions described above are untrue for any reason, or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

[1]	Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	845 Texas Avenue, Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

September 27, 2023 Page 2

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth below. Further, statements contained in the Registration Statement that “it is expected” or similar phrases are not legal conclusions or opinions of counsel. This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history thereto, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law, and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which this opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the information, facts, statements, representations, covenants, and undertakings on which we have relied may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention (or to supplement or revise our opinion to address any such change or inaccuracy) subsequent to the date hereof.

Based upon the foregoing and subject to the assumptions, limitations, and qualifications set forth herein and in the Registration Statement, (i) we are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) we confirm that the legal conclusions with respect to the material U.S. federal income tax consequences of the Merger for beneficial owners of Denbury common stock set forth in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Merger—Tax Consequences if the Merger Qualifies as a ‘Reorganization’ Within the Meaning of Section 368(a) of the Code” are our opinion.

We are furnishing this opinion to the Company solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.